EXHIBIT 4L

                                  ENDORSEMENT

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ROTH IRA PROVISIONS
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ROTH IRA ENDORSEMENT

This Contract is established as a Roth IRA as defined in Section 408A of the Internal Revenue Code of 1986, as amended (the "Code") or any successor provision, pursuant to the Owner's request in the Application. Accordingly, this endorsement is attached to and made part of the Contract as of its Issue Date or, if later, the date shown below. Notwithstanding any other provisions of the Contract to the contrary, the following provisions shall apply.

RESTRICTIONS ON ROTH IRA

To ensure treatment as a Roth IRA, this Contract will be subject to the requirements of Code Section 408A, which are briefly summarized below:

1. The Contract is established for the exclusive benefit of the Owner or his or her beneficiaries. The Owner shall be the Annuitant.

2. The Contract shall be nontransferable and the entire interest of the Owner in the Contract is nonforfeitable.

3. If the Owner dies before his or her entire interest is distributed to him or her and the Owner's surviving spouse is not the sole beneficiary, the entire remaining interest will, at the election of the Owner or, if the Owner has not so elected, at the election of the beneficiary or beneficiaries, either:

    (a) Be distributed by December 31 of the year containing the fifth anniversary of the Owner's death, or

    (b) be distributed over the life expectancy of the designated beneficiary starting no later than December 31 of the year following the year of the Owner's death.

    If, distributions do not begin by the date described in (b), distribution method (a) will apply.

    In the case of distribution method (b) above, to determine the minimum annual payment for each year, divide the Owner's entire interest in the Contract as of the close of business on December 31 of the preceding year by the life expectancy of the designated beneficiary using the attained age of the designated beneficiary as of the beneficiary's birthday in the year distributions are required to commence and subtract 1 for each subsequent year.

    If the Owner's spouse is the sole beneficiary on the Owner's date of death, such spouse will then be treated as the Owner.

4. Any refund of premiums (other than those attributable to excess contributions) will be applied before the close of the calendar year following the year of the refund toward the payment of future premiums or the purchase of additional benefits.
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ROTH IRA PROVISIONS (Continued)
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RESTRICTIONS ON ROTH IRA (Continued)

5. The annual premium shall not exceed the lesser of $2,000 or 100 percent of compensation ($4,000 or 100 percent of compensation for two Roth IRAs owned by a married couple, however, no more than $2,000 can be contributed to either spouse's Roth IRA). The maximum annual premium shall be phased-out for single Owners with adjusted gross income between $95,000 and $110,000, and for married Owners with adjusted gross income between $150,000 and $160,000 in accordance with Section 408A(c)(3).

6. Other than qualified rollover contributions, as defined in Section 408A(e) of the Code, no rollover contributions may be made to the Contract. Qualified rollover contributions are excluded from the annual premium limit set forth in Section 5.

7. Notwithstanding any Contract provision to the contrary, no amount may be borrowed under the Contract and no portion may be used as security for a loan.

8. The portion of any Annuity Payments made from the Contract representing earnings will be subject to a 10% penalty tax under Section 72(t) of the Code if such amounts are paid before the Annuitant attains the age of 59-1/2, unless the payments meet one of the exceptions to the penalty tax for distributions from individual retirement plans under Section 72(t) of the Code.

                                         SECURITY BENEFIT LIFE INSURANCE COMPANY

                                                    ROGER K. VIOLA
                                                      Secretary


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  Endorsement Effective Date
  (If Other Than Issue Date)